VOTING AGREEMENT


     THIS VOTING AGREEMENT (this "Agreement") is made as of December 5, 1997, by and among Cahill, Warnock Strategic Partners Fund, L.P. ("Cahill"), T. Rowe Price Recovery Fund II, L.P. ("TRP"), Strategic Associates, L.P. ("Strategic"), and Michael D. Sullivan ("Sullivan")(Cahill, TRP, Strategic and Sullivan are sometimes collectively referred to herein as "Investors"), and Rex Loren Steffey ("Steffey") and William L. Lawrence, Jr. ("Lawrence")(Steffey and Lawrence are sometimes collectively referred to herein as the "Executives").

                                    RECITALS

     A. The Investors own, in the aggregate, 46,000 shares of Series A Preferred Stock and 25,000 shares of Series B Preferred Stock of Jay Jacobs, Inc., a Washington corporation (the "Company") constituting a majority of the votes entitled to be cast in any election of the shareholders of the Company.

     B. Steffey owns 96,500 shares of the Company's Common Stock constituting 96,500 votes entitled to be cast in any election of the shareholders of the Company, and Lawrence does not currently own any shares of the Company's Common Stock.

     C. Concurrent with the execution of this Agreement, Steffey and Lawrence are each entering into a separate Employment Agreement with the Company, pursuant to which each of Steffey and Lawrence are to be elected to the Board of Directors of the Company.

     D. The Investors and the Executives desire to enter into an agreement pursuant to which they agree to exercise their right to cast votes in any election of the shareholders of the Company (their "Votes") in the manner and for the purpose specified herein.


                                    AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Exercise of Votes. The Investors and the Executives shall exercise all Votes as to which they have voting power, pursuant to the provisions of this Agreement.

     2. Election of Directors. In elections of directors of the Company, the Investors and the Executives shall vote for the following candidates, which the Investors and the Executives shall take all necessary steps to nominate:

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          (a) Steffey;

          (b) Lawrence; and

          (c) Five candidates designated by the Investors.

     3. Termination. With respect to Steffey, this Agreement shall terminate in its entirety upon the expiration or earlier termination of that certain Employment Agreement between Steffey and the Company dated December 5, 1997. With respect to Lawrence, this Agreement shall terminate in its entirety upon the expiration or earlier termination of that certain Employment Agreement between Lawrence and the Company dated December 5, 1997.

     4. Miscellaneous.

          4.1 No Conflicts. The parties hereto represent that they are not parties to and do not know of any other agreements that conflict with any of the provisions of this Agreement.

          4.2 Successors. The provisions of this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the parties hereto, including any successors in interest to or transferees or assignees of any voting securities, the voting of which is covered by this Agreement.

          4.3 Counterparts. This Agreement may be executed in more than one counterpart, each of which shall constitute an original of this Agreement but all of which, when taken together, shall constitute one and the same instrument.

          4.4 Modification. This Agreement shall not be subject to modification or amendment in any respect, except by an instrument in writing signed by all of the parties hereto.

          4.5 Applicable Law. This Agreement shall for all purposes be governed by and construed in accordance with the laws of the State of Washington, without giving effect to principles of conflict of laws.

          4.6 Notices. All notices, demands or other communications desired or required to be given by any party to any other party hereto shall be in writing and shall be delivered (a) in person or (b) by registered or certified mail, return receipt requested, postage prepaid, addressed as follows, or such other addresses and to the attention of such other individuals as any Investor or either Executive shall have designated in writing to the other parties:


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
     If to the Investors:     c/o Cahill, Warnock & Company, LLC
                              One South Street, Suite 2150
                              Baltimore, MD 21202
                              Attn: Edward L. Cahill

     With a copy to:          T. Rowe Price Associates
                              100 East Pratt Street, 7th Floor
                              Baltimore, MD 21202
                              Attn: Kim Golden

     If to Steffey:           c/o Jay Jacobs, Inc.
                              1530 Fifth Avenue
                              Seattle, WA 98101

     If to Lawrence           c/o Jay Jacobs, Inc.
                              1530 Fifth Avenue
                              Seattle, WA 98101

          4.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

          4.8 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof.

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                         VOTING AGREEMENT SIGNATURE PAGE

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first above written.

                              CAHILL, WARNOCK STRATEGIC PARTNERS
                                        FUND, L.P.

                              By: Cahill, Warnock Strategic Partners, L.P., its
                                   general partner


                              By: /s/ EDWARD L. CAHILL
                                 ----------------------------------------------
                                 Edward L. Cahill, a general partner

                              STRATEGIC ASSOCIATES, L.P.

                              By: Cahill, Warnock & Company, LLC, its
                                   general partner


                              By: /s/ EDWARD L. CAHILL
                                 ----------------------------------------------
                                 Edward L. Cahill, a managing member

                              T. ROWE PRICE RECOVERY FUND II, L.P.

                              By: T. Rowe Price Recovery Fund II Associates,
                                   LLC, its general partner


                              By: /s/ KIM Z. GOLDEN
                                 ----------------------------------------------
                                 Kim Z. Golden, its managing director

                              /s/ MICHAEL D. SULLIVAN
                              -------------------------------------------------
                              MICHAEL D. SULLIVAN

                              /s/ REX LOREN STEFFEY
                              -------------------------------------------------
                              REX LOREN STEFFEY

                              /s/ WILLIAM L. LAWRENCE, JR.
                              -------------------------------------------------
                              WILLIAM L. LAWRENCE, JR.

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